Ballantyne Strong Reports Financial Results for Third Quarter 2015

OMAHA, Nebraska (November 4, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today reported financial results for the third quarter ended September 30, 2015.

Net revenues were $23.5 million in the third quarter of 2015, compared with $22.7 million in the same period of the prior year. Net losses totaled $3.2 million, or ($0.23) per share, in the third quarter of 2015, compared with net losses of $109,000, or ($0.01) per share, in the same period of the prior year.

The financial results for the third quarter of 2015 include $3.9 million of charges that are expected to be non-recurring in nature. These charges include the following items:

●	A charge of $1.6 million related to the valuation of notes receivable

●	A charge of $1.0 million related to the valuation of inventory

●	A charge of $0.6 million related to the impairment of software intangibles

●	A charge associated with a deferred tax asset write off of $0.4 million

●	Other net charges of $0.3 million

Kyle Cerminara, Executive Chairman of Ballantyne Strong, commented, “In our first full quarter leading Ballantyne Strong, this newly constructed Board has taken major steps to position the Company for success. We started the process of implementing zero-based budgeting and the results are starting to show in our improving adjusted gross margin and SG&A. We have taken a deep dive into every business line at Ballantyne Strong and we have made significant changes to the leadership of our business lines. We are enthusiastic about our strong market position in the cinema industry and we believe that Ray Boegner’s leadership will further strengthen our position in this very important industry. The addition of Steve Schilling as President of our newly unified Digital Media business should begin to start showing revenue and earnings growth as our business model unfolds. We are excited about the future of Ballantyne Strong and our ability to drive significant shareholder value.”

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Q3 2015 Financial Summary

Managed Services revenues were $9.0 million in the third quarter of 2015, compared with $7.2 million in the same period of the prior year. The increase is attributable to increased demand from the service business as well as higher project revenues in the digital media business.

Systems Integration revenues were $14.8 million in the third quarter of 2015, compared with $15.7 million in the same period of the prior year. The decrease is primarily attributable to lower sales of digital projectors and cinema equipment, which was partially offset by higher sales of screens.

Consolidated gross profit was $4.0 million in the third quarter of 2015, compared with $4.1 million in the same quarter of the prior year. Gross margin was 16.9% in the third quarter of 2015, compared with 17.9% in the same quarter of the prior year. The key driver of the decrease in gross margin as a percentage of revenue was a write off of inventory as we continue to evaluate our lines of business. Excluding this charge, gross profit was $5.0 million and gross margin was 21.2%. This represents an improvement of 330 basis points in comparison to the same quarter of the prior year.

Selling, general and administrative expenses (SG&A) were $5.2 million in the third quarter of 2015, compared with $4.9 million in the same quarter of the prior year. SG&A in the third quarter of 2015 included charges for the impairment of intangibles and other charges. Excluding these charges, SG&A expenses were $4.3 million. This represents a 13% reduction in comparison to the same quarter of the prior year. This decrease in comparison to the prior year was attributable to reductions in compensation related expenses.

Nine Month Results

For the nine months ended September 30, 2015, net revenues were $65.7 million, compared with $66.7 million for the same period in 2014. Gross profit amounted to $11.9 million, or 18.1% of net revenues, compared to gross profit of $12.5 million, or 18.8% of net revenues in the prior year period. Net loss was $16.3 million, or ($1.15) per share, compared to a net loss of $0.3 million, or ($0.02) per diluted share, in the first nine months of 2014. The results for the nine months ended September 30, 2015 included $16.6 million of charges that are expected to be non-recurring in nature. These charges were related to a notes receivable valuation, severance, facility consolidation, the proxy contest, inventory valuation, software intangible impairment, other charges and deferred tax valuation allowances.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at September 30, 2015 was $24.7 million, which was in line with the $24.7 million at the end of the prior quarter. The significant items outlined above were all non-cash in nature and allowed the Company to maintain its strong cash position.

Conference Call and Webcast

A conference call to discuss 2015 third quarter financial results will be held on Wednesday, November 4, 2015 at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts are invited to access the conference call by dialing 866-652-5200 (domestic) or 412-317-6060 (international), and referencing “Ballantyne Strong”. A link to the third quarter presentation and a live webcast of the call is available on the Investors – Financial Reports & Webcasts section of http://www.strong-world.com.

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After the live webcast, a replay will remain available in the Investor Relations section of Ballantyne Strong’s website. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through November 20, 2015, conference ID 10071983.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,749	$22,491
Accounts receivable (net of allowance for doubtful accounts of $811 and $679, respectively)	13,650	19,220
Inventories:
Finished goods, net	9,241	9,529
Work in process	345	632
Raw materials and components, net	1,151	2,281
Total inventories, net	10,737	12,442
Recoverable income taxes	111	1,255
Deferred income taxes	1,119	3,541
Other current assets	2,712	2,956
Current assets held for sale	638	2,712
Total current assets	53,716	64,617
Property, plant and equipment (net of accumulated depreciation of $6,316 and $5,834, respectively)	12,517	13,914
Intangible assets, net	264	1,168
Goodwill	895	1,029
Notes receivable	1,669	2,985
Deferred income taxes	—	4,910
Other assets	570	1,447
Total assets	$69,631	$90,070
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,616	$9,039
Accrued expenses	4,738	4,366
Customer deposits/deferred revenue	4,203	5,473
Income tax payable	1,166	1,009
Total current liabilities	17,723	19,887
Deferred revenue	1,525	2,230
Deferred income taxes	2,346	715
Other accrued expenses, net of current portion	1,523	1,776
Total liabilities	23,117	24,608
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,895 and 16,809 shares at September 30, 2015 and December 31, 2014, respectively; 14,164 and 14,078 shares outstanding at September 30, 2015 and December 31, 2014, respectively	168	168
Additional paid-in capital	38,927	38,657
Accumulated other comprehensive income:
Foreign currency translation	(5,258)	(2,325)
Postretirement benefit obligations	139	139
Retained earnings	30,778	47,062
	64,754	83,701
Less 2,731 of common shares in treasury, at cost at September 30, 2015 and December 31, 2014	(18,240)	(18,239)
Total stockholders’ equity	46,514	65,462
Total liabilities and stockholders’ equity	$69,631	$90,070

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2015 and 2014

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net product sales	$17,327	$17,396	$48,257	$48,432
Net service revenues	6,185	5,268	17,442	18,280
Total net revenues	23,512	22,664	65,699	66,712
Cost of products sold	15,271	15,042	42,439	41,676
Cost of services	4,273	3,565	11,362	12,516
Total cost of revenues	19,544	18,607	53,801	54,192
Gross profit	3,968	4,057	11,898	12,520
Selling and administrative expenses:
Selling	1,187	1,843	4,307	4,947
Administrative	4,032	3,066	11,893	9,781
Total selling and administrative expenses	5,219	4,909	16,200	14,728
Gain (loss) on the sale or disposal of assets	(15)	4	(393)	12
Loss from operations	(1,266)	(848)	(4,695)	(2,196)
Equity income of joint venture	—	—	94	95
Other income (expense):
Interest income	21	175	351	534
Interest expense	(7)	(15)	(31)	(43)
Fair value adjustment to notes receivable	(1,595)	—	(1,595)	—
Other income, net	763	255	1,345	341
Total other income (expense)	(818)	415	70	832
Loss before income taxes	(2,084)	(433)	(4,531)	(1,269)
Income tax benefit (expense)	(1,117)	324	(11,753)	947
Net loss	$(3,201)	$(109)	$(16,284)	$(322)
Basic loss per share	$(0.23)	$(0.01)	$(1.15)	$(0.02)
Diluted loss per share	$(0.23)	$(0.01)	$(1.15)	$(0.02)

Weighted average shares outstanding:
Basic	14,164	14,086	14,122	14,052
Diluted	14,164	14,086	14,122	14,052

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September, 2015 and 2014

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(16,284)	$(322)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	215	9
Provision for obsolete inventory	1,645	(117)
Provision for warranty	583	(191)
Depreciation and amortization	1,646	1,374
Fair value adjustment to notes receivable	1,595	—
Impairment of intangibles	638	—
Equity in income of joint venture	(94)	(95)
Loss on forward contracts	—	145
(Gain) loss on disposal of assets	393	(12)
Deferred income taxes	8,765	(916)
Share-based compensation expense	269	292
Changes in operating assets and liabilities:
Accounts, unbilled and notes receivable	6,166	5,976
Inventories	1,108	(1,348)
Other current assets	96	(8)
Accounts payable	(1,341)	(2,094)
Accrued expenses	(238)	(2,050)
Customer deposits/deferred revenue	(1,931)	(917)
Current income taxes	1,425	(2,938)
Other assets	(62)	(83)
Net cash provided by (used in) operating activities	4,594	(3,295)

Cash flows from investing activities:
Capital expenditures	(1,051)	(1,057)
Proceeds from sale of assets	38	58
Net cash used in investing activities	(1,013)	(999)

Cash flows from financing activities:
Payments on capital lease obligations	(14)	(14)
Excess tax benefits from share-based arrangements	10	(7)
Net cash used in financing activities	(4)	(21)
Effect of exchange rate changes on cash and cash equivalents	(1,319)	(460)
Net increase (decrease) in cash and cash equivalents	2,258	(4,775)
Cash and cash equivalents at beginning of period	22,491	28,791
Cash and cash equivalents at end of period	$24,749	$24,016
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations for property and equipment	$935	$158

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Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin Percentage, and Adjusted Selling and Administrative Expenses

Adjusted gross profit, adjusted gross margin percentage, and adjusted selling and administrative expenses are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing and analyzing the operations of the Company as it transitions to a new Board and evaluates the Company’s lines of business without the impact of charges related to severance, facility consolidation, the proxy contest, inventory valuation, software intangibles impairment, and other charges.

These adjusted financial measures should not be considered in isolation or as a substitute for other profitability metrics prepared in accordance with GAAP. Adjusted financial measures, as presented, may not be comparable to similarly titled measures of other companies. Adjusted financial measures for 2015 are not tax effected due to the tax valuation allowance recorded in 2015.

Set forth below is a reconciliation of gross profit and selling and administrative expense to adjusted gross profit, adjusted gross margin percentage, and adjusted selling and administrative expense. There were no similar items noted during the three months ended September 30, 2014. There was one similar item related to other charges noted during the nine months ended September 30, 2014.

Reconciliation of Gross Profit and Gross Margin Percentage

Unaudited, in thousands

	Three months ended
	30-Sep-15
	Amount	Percentage
Gross profit	$3,968	16.9%
Inventory valuation	1,020	4.3%
Adjusted gross profit	$4,988	21.2%

Reconciliation of Selling and Administrative

Unaudited, in thousands

Three months ended 30-Sep-15
Selling and administrative expenses	$5,219
Software intangibles impairment	(638)
Other charges	(400)
Facility consolidation costs	93
Adjusted selling and administrative expenses	$4,274

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Reconciliation of Gross Profit and Gross Margin Percentage

Unaudited, in thousands

	Nine months ended 30-Sep-15
	Amount	Percentage
Gross profit	$11,898	18.1%
Inventory valuation	1,978	3.0%
Adjusted gross profit	$13,876	21.1%

Reconciliation of Selling and Administrative

Unaudited, in thousands

Nine months ended
30-Sep-15
Selling and administrative expenses	$16,200
Severance costs	(695)
Facility consolidation costs	34
Proxy contest charges	(460)
Software intangibles impairment	(638)
Other charges	(400)
Adjusted selling and administrative expenses	$14,041

Reconciliation of Selling and Administrative

Unaudited, in thousands

Nine months ended
30-Sep-14
Selling and administrative expenses	$14,728
Other charges	(106)
Adjusted selling and administrative expenses	$14,622

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